                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                             PINNACLE AIRLINES CORP.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    723443107
                                 (CUSIP NUMBER)

                                FEBRUARY 2, 2005
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

             |_| RULE 13d-1(b)
             |X| RULE 13d-1(c)
             |_| RULE 13d-1(d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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CUSIP NO. 723443107                    13G                         PAGE 2 OF 11


--------- ----------------------------------------------------------------------

 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Green River Fund I., a Delaware limited partnership (IRS
           Identification No. 06-1503284), the sole general partner of which is
           Green River Management I, L.L.C., a Delaware limited liability company.  The managing members of Green River Management I, L.L.C.
           are Michael R. Stone and Daniel J. O'Brien.
--------- ----------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|

                                                                   (b) |X|
--------- ----------------------------------------------------------------------

3          SEC USE ONLY
--------- ----------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

          A Delaware limited partnership. The sole general partner is a Delaware limited liability company whose members are United States citizens.
--------------------------------- ----- ----------------------------------------

                                   5     SOLE VOTING POWER
                                         416,494 shares of Common Stock
NUMBER OF                         ----- ----------------------------------------
SHARES
BENEFICIALLY                       6     SHARED VOTING POWER
OWNED BY                                 -0-
EACH                              ----- ----------------------------------------
REPORTING
PERSON                             7     SOLE DISPOSITIVE POWER
WITH                                     416,494 shares of Common Stock
                                  ----- ----------------------------------------

                                   8     SHARED DISPOSITIVE POWER
                                          -0-
--------- ----------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 416,494 shares of Common Stock
--------- ----------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
                     |X|
--------- ----------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      1.90%
--------- ----------------------------------------------------------------------

12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      PN
--------- ----------------------------------------------------------------------

CUSIP NO. 723443107                    13G                         PAGE 3 OF 11


--------- ----------------------------------------------------------------------

 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Green River Fund II, L.P., a Delaware limited partnership (IRS
           Identification No. 06-1565217), the sole general partner of which is
           Green River Management I, L.L.C., a Delaware limited liability company.  The managing members of Green River Management I, L.L.C.
           are Michael R. Stone and Daniel J. O'Brien.
--------- ----------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|

                                                                   (b) |X|
--------- ----------------------------------------------------------------------

3          SEC USE ONLY
--------- ----------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

          A Delaware limited partnership. The sole general partner is a Delaware limited liability company whose members are United States citizens.
--------------------------------- ----- ----------------------------------------

                                   5     SOLE VOTING POWER
                                         67,677 shares of Common Stock
NUMBER OF                         ----- ----------------------------------------
SHARES
BENEFICIALLY                       6     SHARED VOTING POWER
OWNED BY                                 -0-
EACH                              ----- ----------------------------------------
REPORTING
PERSON                             7     SOLE DISPOSITIVE POWER
WITH                                     67,677 shares of Common Stock
                                  ----- ----------------------------------------

                                   8     SHARED DISPOSITIVE POWER
                                          -0-
--------- ----------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                67,677 shares of Common Stock
--------- ----------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
                     |X|
--------- ----------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.31%
--------- ----------------------------------------------------------------------

12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      PN
--------- ----------------------------------------------------------------------

CUSIP NO. 723443107                    13G                         PAGE 4 OF 11


--------- ----------------------------------------------------------------------

 1         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Green River Offshore Fund, Ltd., a Cayman Island company, the fund manager of which is Green River Offshore Fund Management Company,
           L.L.C., a Delaware limited liability company.  The managing members of Green River Offshore Fund Management Company, L.L.C. are Michael
           R. Stone and Daniel J. O'Brien.
--------- ----------------------------------------------------------------------

 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                   (a) |_|

                                                                   (b) |X|
--------- ----------------------------------------------------------------------

3          SEC USE ONLY
--------- ----------------------------------------------------------------------

4          CITIZENSHIP OR PLACE OF ORGANIZATION

          A Cayman Islands company.
--------------------------------- ----- ----------------------------------------

                                   5     SOLE VOTING POWER
                                         838,829 shares of Common Stock
NUMBER OF                         ----- ----------------------------------------
SHARES
BENEFICIALLY                       6     SHARED VOTING POWER
OWNED BY                                 -0-
EACH                              ----- ----------------------------------------
REPORTING
PERSON                             7     SOLE DISPOSITIVE POWER
WITH                                     838,829 shares of Common Stock
                                  ----- ----------------------------------------

                                   8     SHARED DISPOSITIVE POWER
                                          -0-
--------- ----------------------------------------------------------------------

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               838,829 shares of Common Stock
--------- ----------------------------------------------------------------------

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)
                     |X|
--------- ----------------------------------------------------------------------

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      3.83%
--------- ----------------------------------------------------------------------

12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                      CO
--------- ----------------------------------------------------------------------

CUSIP NO. 723443107                    13G                         PAGE 5 OF 11


ITEM 1.

     (a) NAME OF ISSUER:

               Pinnacle Airlines Corp.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1689 Nonconnah Boulevard
               Suite 111
               Memphis, TN 38132

ITEM 2.

     (a) NAME OF PERSON FILING:

              (i) Green River Fund I, L.P. is a Delaware limited partnership. The name of the general partner of Green River Fund I, L.P. is Green River Management I, L.L.C., a Delaware limited liability company, whose business address is 177 Broad Street, Stamford, CT 06901. The names and business address of the managing members of Green River Management I, L.L.C., are:
Michael R. Stone and Daniel J. O'Brien, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

              (ii) Green River Fund II, L.P. is a Delaware limited partnership. The name of the general partner of Green River Fund II, L.P. is Green River Management I, L.L.C., a Delaware limited liability company, whose business address is 177 Broad Street, Stamford, CT 06901. The names and business address of the managing members of Green River Management I, L.L.C., are: Michael R. Stone and Daniel J. O'Brien, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

              (iii) Green River Offshore Fund, Ltd. is a Cayman Islands company. The name of the fund manager of Green River Offshore Fund, Ltd. is Green River Offshore Fund Management Company, L.L.C., a Delaware limited liability company, whose business address is 177 Broad Street, Stamford, CT 06901. The names and business address of the managing members of Green River Offshore Fund Management Company, L.L.C., are: Michael R. Stone and Daniel J. O'Brien, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                (i)   Green River Fund I, L.P.
                      177 Broad Street
                      Stamford, CT 06901

                (ii)  Green River Fund II, L.P.
                      177 Broad Street
                      Stamford, CT 06901


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CUSIP NO. 723443107                    13G                         PAGE 6 OF 11

                (iii) Green River Offshore Fund, Ltd.
                      Bisys Hedge Fund Services (Cayman) Limited
                      3rd Floor, Harbor Center
                      P.O. Box 30362
                      5MB, George Town
                      Grand Cayman, Cayman Islands

     (c) CITIZENSHIP:

                 (i) Green River Fund I, L.P. is a Delaware limited partnership. Its general partner is a Delaware limited liability company. The managing members of the general partner are citizens of the United States.

                 (ii) Green River Fund II, L.P. is a Delaware limited partnership. Its general partner is a Delaware limited liability company. The managing members of the general partner are citizens of the United States.

                 (iii) Green River Offshore Fund,  Ltd. is a Cayman
Islands company. Its fund manager is a Delaware limited liability company. The managing members of the fund manager are citizens of the United States.

     (d) TITLE OF CLASS OF SECURITIES:

               Common Stock

     (e) CUSIP NUMBER:

               723443107

CUSIP NO. 723443107                    13G                         PAGE 7 OF 11


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

        (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) |_| Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4. OWNERSHIP.

     The following information is provided as of February 2, 2005:

     (a)  Amount beneficially owned:

          (i) Green River Fund I, L.P. is the beneficial owner of 416,494 shares.(1)

          (ii) Green River Fund II, L.P. is the beneficial owner of 67,677 shares.(1)

---------------------
     (1) Each of Green River Fund I, L.P., Green River Fund II, L.P. and Green River Offshore Fund, Ltd. disclaims the existence of a group with respect to the Common Stock of the issuer, and each disclaims beneficial ownership of the shares of Common Stock owned by the others.

CUSIP NO. 723443107                    13G                         PAGE 8 OF 11

          (iii) Green River Offshore Fund, Ltd. is the beneficial owner of 838,829 shares.(1)

      (b)  Percent of class:

           (i)  1.90% for Green River Fund I, L.P.;

           (ii) 0.31% for Green River Fund II, L.P.; and

           (iii) 3.83% for Green River Offshore Fund, Ltd.


      (c)  Number of shares as to which the person has:

           (i)  Sole power to vote or to direct the vote:

                416,494 shares for Green River Fund I, L.P.;

                67,677 shares for Green River Fund II, L.P.; and

                838,829 shares for Green River Offshore Fund, Ltd.


           (ii) Shared power to vote or to direct the vote:

                0 shares for Green River Fund I, L.P.;

                0 shares for Green River Fund II, L.P.; and

                0 shares for Green River Offshore Fund, Ltd.


           (iii) Sole power to dispose or to direct the disposition of:

                 416,494 shares for Green River Fund I, L.P.;

                 67,677 shares for Green River Fund II, L.P.; and

                 838,829 shares for Green River Offshore Fund, Ltd.



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CUSIP NO. 723443107                    13G                         PAGE 9 OF 11

            (iv) Shared power to dispose or to direct the disposition of:

                 0 shares for Green River Fund I, L.P.;

                 0 shares for Green River Fund II, L.P.; and

                 0 shares for Green River Offshore Fund, Ltd.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by Green River Fund I, L.P., Green River Fund II, L.P., and Green River Offshore Fund, Ltd.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 723443107                    13G                         PAGE 10 OF 11

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of Green River Fund I, L.P., Green River Fund II, L.P. and Green River Offshore Fund, Ltd. certifies that the information set forth in this statement is true, complete and correct.


                                 Date:  February 2, 2005

                                 GREEN RIVER FUND I, L.P.

                                 By:   Green River Management I, L.L.C.


                                 By:    /S/ DANIEL J. O'BRIEN
                                      ------------------------------------
                                       Daniel J. O'Brien
                                       Managing Member

                                 GREEN RIVER FUND II, L.P.

                                 By:   Green River Management I, L.L.C.


                                 By:    /S/ DANIEL J. O'BRIEN
                                      ------------------------------------
                                       Daniel J. O'Brien
                                       Managing Member

                                 GREEN RIVER OFFSHORE FUND, LTD.


                                 By:    /S/ DANIEL J. O'BRIEN
                                       -----------------------------------
                                        Daniel J. O'Brien
                                        Director

CUSIP NO. 723443107                    13G                         PAGE 11 OF 11

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Pinnacle Airlines Corp. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 2nd day of February, 2005.



                             GREEN RIVER FUND I, L.P.

                             By:   Green River Management I, L.L.C.


                             By:    /S/ DANIEL J. O'BRIEN
                                  -----------------------------------------
                                   Daniel J. O'Brien
                                   Managing Member

                             GREEN RIVER FUND II, L.P.

                             By:   Green River Management I, L.L.C.


                             By:    /S/ DANIEL J. O'BRIEN
                                  -----------------------------------------
                                   Daniel J. O'Brien
                                   Managing Member

                             GREEN RIVER OFFSHORE FUND, LTD.


                             By:    /S/ DANIEL J. O'BRIEN
                                  -----------------------------------------
                                   Daniel J. O'Brien
                                   Director